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                                                               Exhibit 99.(a)(2)

                           CERTIFICATE OF DESIGNATION
                                       OF
                           CLASS 1 AND CLASS 2 SHARES
                                       OF
                           ADVANTUS SERIES FUND, INC.

     The undersigned duly elected Secretary of Advantus Series Fund, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted by a majority of the directors of the Board of Directors of the Corporation on August 1, 2007.

                     APPROVAL OF CREATION AND DESIGNATION OF
                           CLASS 1 AND CLASS 2 SHARES

     WHEREAS, the total authorized number of shares of the Corporation is one hundred trillion (100,000,000,000,000), all of which are common shares, $.01 par value, as set forth in the Articles of Incorporation of the Corporation (the "Articles");

     WHEREAS, the Articles provide that one hundred billion (100,000,000,000) shares may be issued in various series; and

     WHEREAS, the Articles set forth that the authorized shares may be issued in such classes and with such relative rights and preferences as shall be stated or expressed in a resolution or resolutions providing for the issue of any such class or classes of common shares as may be adopted from time to time by the Board of Directors;

     NOW, THEREFORE, BE IT RESOLVED, that of the authorized common shares of the following series of the Corporation:

Series B   Common Shares (currently named the "Bond Portfolio")
Series E   Common Shares (currently named the "Mortgage Securities Portfolio")
Series F   Common Shares (currently named the "Index 500 Portfolio")
Series P   Common Shares (currently named the "Index 400 Mid-Cap Portfolio")
Series T   Common Shares (currently named the "International Bond Portfolio")
Series V   Common Shares (currently named the "Real Estate Securities Portfolio")

ten billion (10,000,000,000) are hereby designated as Class 1 Common Shares and ten billion (10,000,000,000) are hereby designated as Class 2 Common Shares; and the shares of the Corporation of such series which are outstanding on the date hereof are hereby redesignated as Class 2 Common Shares of the Corporation.

     FURTHER, RESOLVED, that the Class 1 and Class 2 Common Shares designated by these resolutions shall have the relative rights and preferences set forth in Articles IV, V and VI of the Articles. As provided in Article V of the Articles, any Class of Common Shares designated by these resolutions may be subject to differing charges and expenses (including by way of example, but not by way of limitation, such front-end or other deferred sales charges as

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may be permitted under the Investment Company Act of 1940, as amended, rules of the National Association of Securities Dealers, Inc., and applicable insurance regulations, expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) as are adopted from time to time by the Board of Directors of the Corporation; and all of the charges and expenses to which a class is subject shall be borne by such class and shall be appropriately reflected (in the manner determined by the Board of Directors in the resolution or resolutions establishing such class) in determining the net asset value and the amounts payable with respect to dividends and distributions on and redemptions or liquidations of such class.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designation on behalf of Advantus Series Fund, Inc. this 17th day of August, 2007.


                                        /s/ Michael J. Radmer
                                        ----------------------------------------
                                        Michael J. Radmer, Secretary



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